EXHIBIT 4.4
Scrittura, Inc.
2005 Stock Option Plan
     1. Purpose. Scrittura, Inc., a Delaware corporation (the “Corporation”), desires to retain, and to encourage the highest level of performance from its most valuable employees. The Scrittura 2005 Stock Option Plan (the “Plan”) is intended to contribute significantly to the attainment of these objectives, by affording its most valuable employees of the Corporation and its wholly-owned subsidiaries (each, an “Affiliate”) the opportunity to acquire a greater proprietary interest in the Corporation through the grant of stock options (“Options”) to purchase shares of Series D Preferred Stock, US$0.001 par value per share, of the Corporation (the “Series D Preferred Stock”).
     2. Administration. The Plan shall be administered by, and in the sole discretion of, the Corporation’s board of directors, or its designee, including the compensation committee; notwithstanding the foregoing, the Board (or, as applicable the compensation committee) may designate a committee to administer the Plan (the “Compensation Committee”). The Compensation Committee shall have plenary authority in its discretion to the maximum extent permissible by law, subject to and not inconsistent with the express provisions of the Plan (i) to make all awards of Options under the Plan, (ii) to select from among the individuals (each, a “Person”) eligible for grants under the Plan, those Persons who will be awarded Options (each an “Optionee”), (iii) to determine the number of shares of Series D Preferred Stock covered by each Option, the exercise price per share of Series D Preferred Stock covered by each Option (and, if necessary in connection therewith, to determine the Series D Preferred Stock’s Fair Market Value (as defined in Section 20 hereof)) for purposes of the Plan, the terms and conditions of each Option, and the restrictions, if any, which shall apply to the shares of Series D Preferred Stock subject to an Option, (iv) to approve the form of each agreement awarding Options and setting the terms of their vesting and exercise (an “Option Agreement”), (v) accelerate the time at which any outstanding Option may be exercised, (vi) to define the effect, if any, on an Option, of the death, disability, retirement or termination of employment or services of an Optionee, (vii) to amend any such Option Agreement from time to time, (viii) to administer, construe and interpret the Plan and all Option Agreements executed thereunder, and (ix) to make all other determinations necessary or advisable for the administration of the Plan. Any interpretation or determination made by the pursuant to the foregoing shall be conclusive and binding upon any Person having or claiming any interest under the Plan.
     3. Liability of Compensation Committee. Neither the Compensation Committee nor any member thereof shall be liable for any action or omission whatsoever in connection with the administration of the Plan, other than for gross negligence or willful misconduct. In the performance of its functions with respect to the Plan, the Compensation Committee shall be entitled to rely upon information and advice furnished by the Corporation’s officers, accountants, legal counsel and any other party the Compensation Committee deems necessary or advisable, and neither the Compensation Committee nor any member thereof shall be liable for any action taken or not taken in reliance upon any such advice.

     With respect to administration of the Plan, the Corporation shall indemnify each present and future member of the Compensation Committee against, and each member of the Compensation Committee shall be entitled without further act on his part (except as otherwise expressly provided herein) to indemnity from the Corporation against, all expenses (including attorney’s fees, the amount of judgments and the amount of approved settlements with a view to the curtailment of costs of litigation, other than amounts paid to the Corporation itself) reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his being or having been a member of the Compensation Committee, whether or not he continues to be a member of the Compensation Committee at the time of incurring the expenses – including, without limitation, matters as to which he shall be finally adjudged in any action, suit or proceeding to have been negligent in the performance of his duty as a member of the Compensation Committee. However, this indemnity shall not include any expenses incurred by any member of the Compensation Committee in respect of matters other than with respect to administration of the Plan or as to which he shall be finally adjudged in any action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as a member of the Compensation Committee. In addition, no right of indemnification under the Plan shall be available or enforceable by any member of the Compensation Committee unless, within sixty (60) days after institution of any action, suit or proceeding, he shall have offered the Corporation, in writing, the opportunity to handle and defend the same at its own expense. This right of indemnification shall inure to the benefit of the heirs, executors or administrators of each member of the Compensation Committee and shall be in addition to all other rights to which a member of the Compensation Committee may be entitled as a matter of law, contract or otherwise.
     4. Type of Options. Options granted under the Plan shall be nonqualified stock options, which are not intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
     5. Eligible Persons. Options may be awarded only to employees of the Corporation. In determining the Persons to whom awards shall be made and the number of shares to be covered by each Option, the Compensation Committee shall take into account the duties of the respective Persons, their present and potential contributions to the success of the Corporation and such other factors as the Compensation Committee, in its discretion, shall deem relevant in connection with accomplishing the purposes of the Plan.
     6. Shares of Stock Subject to the Plan; Registration. Options for no more than 800,000 shares of Series D Preferred Stock, in the aggregate, shall be issued pursuant to the Plan.
     7. Option Terms. (a) The terms of each Option shall be fixed by the Compensation Committee and specified in the applicable Option Agreement. Option Agreements may vary from one another. Each Option Agreement shall specify (i) the number of shares of Series D Preferred Stock to be covered by the Option, (ii) the exercise price per share of Series D Preferred Stock covered by the Option, (iii) the conditions and limitations applicable to the exercise of the Option, including any applicable vesting schedule, (iv) the restrictions, if any, applicable to the shares of Series D Preferred Stock issuable thereunder, and (v) that the Option is subject to the terms and provisions of the Plan and that, in the event of any conflict between the Option Agreement and the Plan, the Plan shall control. An Option Agreement may also contain such other terms and conditions as the Compensation Committee determines to be necessary or advisable; provided, however, that (A) in no event shall an Option be exercisable more than ten years from the relevant date of grant, (B) in no event shall an Option be exercisable on or after an event which results in mandatory Option termination as provided in the Plan or the relevant Option Agreement, and (C) it shall be a condition to exercise of any Option that the relevant Optionee (if not already a party thereto) agrees in writing to be bound (upon terms satisfactory to the Corporation in its sole discretion) by the terms of any stockholders agreement between the Corporation and any of its stockholders, as the same may be amended from time to time (which may provide, among other things, for restrictions on transfer and voting of securities held by the relevant Optionee) which may be required by the Corporation. Subject to clauses (A) and (B) above, the Compensation Committee may extend the option period of an Option or change the terms upon which such Option is terminated.
     (b) Notwithstanding anything to the contrary in the Plan and except as otherwise provided in the terms of the relevant Option Agreement or as approved on a case by case basis by the Compensation Committee, (A) any portion of an Option granted to an Optionee which has vested shall be exercised by the last day of the calendar year in which such vesting occurred, unless additional time is permitted by the Compensation Committee consistent with Section 409A of the Code; if not so exercised, any vested but unexercised portion of an Option shall immediately and automatically, without requirement of notice or other action, terminate, and (B) any portion of an Option granted to an Optionee which has not vested as of the termination of such Optionee’s employment, shall immediately and automatically, without requirement of notice or other action, terminate and any vested portion of an Option granted to an Optionee shall terminate, to the extent not previously exercised, upon the earliest to occur of the following events (provided, that in no event shall an Option remain exercisable beyond the last day of the year in which it vests, unless additional time is permitted by the Compensation Committee consistent with Section 409A of the Code): (i) three (3) months following the termination of such Optionee’s employment by the Corporation or an Affiliate for any reason other than for Cause or by the Optionee for any reason , (ii) twelve (12 months following the death or Disability (as defined below), of such Optionee (or twelve (12) months following the death or Disability of such Optionee which occurs within three (3) months after the termination of the Service Relationship other than for Cause or because of Disability), (iii) immediately upon termination of such Optionee’s employment by the Corporation or an Affiliate for Cause, or (iv) immediately upon the breach by the Optionee of the terms of any agreement with, or for the benefit of the Corporation or an Affiliate relating to (a) the confidentiality of confidential or proprietary information of the Corporation or an Affiliate, (b) any covenant or agreement not to compete with the Corporation or an Affiliate, (c) any covenant or agreement not to solicit, contract with or hire the Corporation’s or an Affiliate’s, directors, officers, employees, consultants, suppliers, vendors and/or customers, (d) the non-disparagement of the Corporation or an Affiliate or (e) the ownership and/or assignment of intellectual property and proprietary information, or (v) the appropriate date provided in Section 7(b)(A). The term “Disability” shall mean a disability whether temporary or permanent, partial or total, as determined by the Compensation Committee. The term “Cause” shall mean the commission of an act of theft, embezzlement, fraud or dishonesty involving the Corporation or an Affiliate or a breach of a fiduciary duty to the Corporation or an Affiliate.
     The determination of the Compensation Committee with respect to the basis for a termination shall be binding and conclusive on the relevant Optionee.
     8. Exercise of Options.
     (a) An Option shall be exercised as to all full shares of Series D Preferred Stock as to which the Option is then exercisable; provided, however, that if so specified in the Option Agreement, the Option may not, in a single exercise, be exercised for fewer than the minimum number of shares of Series D Preferred Stock specified in the Option Agreement, unless the exercise is for all of the shares of Series D Preferred Stock as to which the Option is then exercisable. An Option may not be exercised with respect to a fractional share. If an Option is exercised with respect to all of the whole shares as to which the Option is then exercisable, and the Option remains exercisable with respect to less than one full share of Series D Preferred Stock, the Corporation shall pay the Optionee the excess of (i) the Fair Market Value (as defined in Section 20 below) of such remaining fractional share, over (ii) the proportional exercise price of the Option for such remaining fractional share, and the Option shall terminate with respect to such fractional share upon remittance of such payment. An Optionee (or other Person who or which may exercise the Option pursuant to the terms of the Plan and/or the relevant Option Agreement) shall exercise the Option by delivering to the Corporation, at the address provided in the relevant Option Agreement, a written, signed notice of exercise, stating the number of shares of Series D Preferred Stock with respect to which the Option exercise is being made, and by satisfying the requirements of Section 7(a)(C) and paragraphs (c) and (d) of this Section 8, as well as any further conditions to exercise set forth in the relevant Option Agreement. Except with the consent of the Compensation Committee, the exercise of an Option by tendering a notice of exercise as provided herein shall be irrevocable. Notwithstanding anything to the contrary in the Option Agreement or this Plan, in the event an applicable vesting date falls on the last day of a year (i.e., December 31st), the Optionee may, as permitted by the Compensation Committee, provide notice to the Company of the Optionee’s desire to conditionally exercise the Option on such last day of the year.
     (b) Except as otherwise provided in an Option Agreement and except as otherwise determined by the Compensation Committee at the time of the grant thereof, granted Options shall vest on the following schedule:
          (i) On the date which is six (6) months following the Grant Date, twenty-five percent (25%) of the total number of Options granted shall vest and become immediately exercisable;
          (ii) On the last day of each of the next eighteen (18) consecutive calendar months beginning on the last day of the month which is seven (7) months following the Grant Date and ending on the second anniversary of the Grant Date, an equal portion of the remaining seventy-five percent (75%) of the Options shall vest and become immediately exercisable.

     (c) Upon exercise of an Option, the Optionee (or other Person who or which may exercise the Option pursuant to the terms of the Plan and/or the relevant Option Agreement) shall pay to the Corporation the Option exercise price per share of Series D Preferred Stock multiplied by the number of shares of Series D Preferred Stock as to which the Option is then being exercised. An Optionee (or other Person who or which may exercise the Option pursuant to the terms of the Plan and/or the relevant Option Agreement) may pay the Option exercise price by tendering or causing to be tendered to the Corporation cash (by wire transfer or certified or official bank check), through a broker-assisted exercise if available, or other property or transaction acceptable to the Compensation Committee, or any combination thereof, except as otherwise provided in the relevant Option Agreement. Other property tendered as payment for the exercise of an Option shall be valued by the Corporation at its fair market value as of the date upon which such property is tendered (as determined in good faith by the Compensation Committee).
     (d) An Optionee (or other Person who or which may exercise the Option pursuant to the terms of the Plan and/or the relevant Option Agreement) shall, upon notification of the amount due and prior to or concurrently with delivery of the certificate representing the shares of Series D Preferred Stock as to which the Option has been exercised, promptly pay or cause to be paid the amount determined by the Compensation Committee as necessary to satisfy all applicable tax withholding requirements. The Corporation shall be entitled to deduct from other compensation or amounts payable to any Person any sums required by federal, state, or local tax law to be withheld with respect to the grant or exercise of an Option. The Corporation may require any Person exercising an Option to pay the sum directly to the Corporation. The Corporation shall have no obligation upon exercise of any Option until payment has been received and unless withholding (or offset against a cash payment) as of or prior to the date of exercise is sufficient to cover all sums due with respect to that exercise. Notwithstanding the foregoing, the Corporation shall not be obligated to advise any Person of the existence of the tax or the amount which the Corporation will be required to withhold.
     (e) The certificate representing the shares of Series D Preferred Stock as to which an Option has been exercised shall bear an appropriate legend setting forth the restrictions, if any, applicable to such shares of Series D Preferred Stock.
     9. No Stockholder Rights. No Optionee shall have the rights of a stockholder with respect to shares of Series D Preferred Stock covered by an Option until such Person becomes the holder of record of such shares of Series D Preferred Stock.
     10. Nontransferability.
     (a) Except as provided in paragraph (b) below, Options granted under the Plan shall not be assignable or transferable other than by will or the laws of descent and distribution, and Options may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative.
     (b) Notwithstanding paragraph (a), to the extent otherwise provided in the relevant Option Agreement or approved by the Compensation Committee, an Optionee shall be permitted to transfer an Option (or any portion thereof) to a member of such Optionee’s immediate family, to the spouse of any such family member or to a trust, family limited partnership or similar estate planning entity for the benefit of one or more of such family members (any such Person, a “Family Member”). If an Option (or any portion thereof) is transferred in accordance with this paragraph, the Option shall be exercisable by the transferee only (to the extent transferred), but the determination of the exercisability of the Option shall be based solely on the activities and state of affairs of the Optionee. Thus, for example, if under the terms of the Option, the unvested portion of the Option is forfeited if the Optionee terminates employment and after a transfer of the Option pursuant to this paragraph (b), the Optionee ceases to be an employee of the Corporation, such termination shall result in the forfeiture of the unvested portion of the Option. Conversely, if after a transfer of the Option, the transferee ceases to be an employee of the Corporation, such termination shall not result in the forfeiture of the unvested portion of the Option.
     11. Compliance with Law; Registration of Shares of Series D Preferred Stock.
     (a) The Plan and any grant hereunder shall be subject to all applicable laws, rules, and regulations of any applicable jurisdiction or authority or agency thereof (including, without limitation, all federal and state securities laws) and to such approvals by any regulatory or governmental agency which, in the opinion of the Board, may be necessary or advisable. The Corporation shall not be required to sell or issue any Series D Preferred Stock under any Option if issuing that Series D Preferred Stock would constitute or result in a violation by the Optionee or the Corporation of any provision of any law, statute, or regulation of any governmental authority.
     (b) Notwithstanding any other provision of this Plan or of any Option Agreements made pursuant hereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Series D Preferred Stock under this Plan prior to fulfillment of all of the following conditions:
          (i) Effectiveness of any registration or other qualification of such shares of Series D Preferred Stock of the Corporation under any law or regulation of any applicable jurisdiction or authority or agency thereof which the Compensation Committee shall, in its absolute discretion or upon the advice of counsel, deem necessary or advisable; provided, that, the Corporation shall use its best efforts to achieve the effectiveness of any such registration or qualification as promptly as possible; and
          (ii) Grant of any other consent, approval or permit from any applicable jurisdiction or authority or agency thereof or securities exchange which the Compensation Committee shall, in its absolute discretion or upon the advice of counsel, deem necessary or advisable. The Corporation shall use its best efforts to obtain any consent, approval or permit described above as promptly as possible.

     12. No Restriction on the Right of Corporation to Effect Corporate Changes. None of the Plan, any Option Agreement or the Options granted pursuant hereto or thereto shall affect or limit in any way the right or power of the Corporation or its stockholders to make or authorize any adjustments, recapitalization, reorganization or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation, or any issue of stock or of options, warrants or rights to purchase stock or bonds, debentures, preferred or prior preference stocks the rights of which are superior to or affect the Series D Preferred Stock or the rights of holders thereof, or which are convertible into or exchangeable for shares of Series D Preferred Stock, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
     13. Certain Adjustments. Subject to the second proviso of Section 16:
     (a) An Option Agreement may provide, or the Compensation Committee may determine, that in the event that the Corporation or any Affiliate for which an Optionee performs services, or with which an Optionee maintains another relationship, is sold (whether by sale of capital stock or substantially all of the assets), merged, consolidated, reorganized, liquidated, dissolved or wound-up (i) the relevant Option shall be assumed, or a substantially equivalent Option shall be substituted, by an acquiring or succeeding corporation (or an affiliate thereof) on such terms as the Compensation Committee determines to be appropriate; (ii) upon written notice to the Optionee, the relevant Option shall terminate immediately prior to the consummation of the transaction unless exercised by the Optionee within a specified period following the date of the notice; (iii) in the event of a sale or similar transaction under the terms of which holders of Series D Preferred Stock receive a cash payment for each share of Series D Preferred Stock surrendered in the transaction (the “Sales Price”), make or provide for a cash payment to the Optionee equal to the amount by which (A) the product of the Sales Price multiplied by the number of shares of Series D Preferred Stock subject to the vested but unexercised portion of the Option exceeds (B) the aggregate exercise price for all such shares of Series D Preferred Stock; or may make such other adjustments, if any, as it determines to be necessary or advisable to provide the Optionee with a benefit substantially similar to that to which the Optionee would have been entitled had such event not occurred (as determined in the sole discretion of the Compensation Committee); and/or (iv) that the unvested portion of the relevant Option shall terminate.
     (b) In the event of any Series D Preferred Stock dividend or split, recapitalization, reorganization, combination, exchange or similar change affecting the Series D Preferred Stock, or any other increase or decrease in the number of issued shares of Series D Preferred Stock effected without receipt of consideration by the Corporation, the Compensation Committee shall make, in its sole discretion, any or all of the following adjustments as it deems appropriate to equitably reflect such event: (i) adjust the aggregate number of shares of Series D Preferred Stock (or such other security as is designated by the Compensation Committee) which are reserved or may be acquired pursuant to the Plan, (ii) adjust the exercise price to be paid upon exercise of the then outstanding Options, (iii) adjust the number of shares of Series D Preferred Stock (or such other security as is designated by the Compensation Committee) subject to any or all of the then outstanding Options, and (iv) make any other equitable adjustments or take such other equitable action as the Compensation Committee, in its discretion, shall deem necessary or advisable. For purposes hereof, the conversion or exchange of any convertible or exchangeable securities of the Corporation, and the issuance of shares upon exercise of any option, warrant or similar right, shall not be deemed to have been “effected without receipt of consideration.”
     (c) Any and all adjustments or actions taken by the Compensation Committee pursuant to this Section shall be conclusive and binding for all purposes and on all Persons.
     14. Foreign Nationals. Options may be granted to eligible individuals who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Compensation Committee considers necessary or advisable to achieve the purposes of the Plan and comply with applicable foreign laws (including, receiving favorable tax treatment under foreign law).
     15. No Right to Continued Employment. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other Optionee any right to continue in the employ or service of, or other service relationship with, the Corporation or any Affiliate, or affect the right of the Corporation or any Affiliate, to terminate such Person’s employment or other service relationship with the Corporation or such Affiliate at any time.
     16. Amendment; Early Termination. The Compensation Committee may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment requiring stockholder approval by law or by the rules of any stock exchange, inter-dealer quotation system, or other market in which shares of Series D Preferred Stock are traded, shall be effective unless and until such stockholder approval has been obtained in compliance with such rule or law; provided, further, that no amendment having a material adverse impact on the rights of an Optionee with respect to an Option previously granted and then outstanding may be adopted without the Optionee’s written consent.
     17. Effective Date. The Plan shall be effective as of the date of its adoption by the Compensation Committee (the “Effective Date”), subject to the approval thereof by the Corporation’s stockholders entitled to vote thereon within 12 months of such date, provided such approval is required. In the event that such stockholder approval is not obtained within such time period, the Plan and any Options granted under the Plan on or prior to the expiration of such 12 month period shall be void and of no further force and effect. Any Options granted under the Plan on or prior to the date of such stockholder approval shall expressly provide that such Options are subject to the approval of the Plan by the stockholders of the Corporation within 12 months of the Effective Date.
     18. Termination of Plan. Unless terminated earlier in accordance with Sections 16 or 17 above, the Plan shall terminate on, and no further Options may be granted pursuant to the Plan, following the tenth anniversary of the Effective Date, and the Plan shall terminate after all Options granted under the Plan have expired, terminated, or been exercised.

     19. Severability. In the event that any one or more provisions of the Plan or an Option Agreement, or any action taken pursuant to the Plan or an Option Agreement, should, for any reason, be unenforceable or invalid in any respect under the laws of the United States, any state of the United States or any other jurisdiction, such unenforceability or invalidity shall not affect any other provision of the Plan or Option Agreement, but in such particular jurisdiction and instance the Plan and/or Option Agreement, as applicable, shall be construed as if such unenforceable or invalid provision had not been contained therein or if the action in question had not been taken thereunder.
     20. Definition of “Fair Market Value”. The term “Fair Market Value” of a share of Series D Preferred Stock on any given date shall be: (i) if the Series D Preferred Stock is listed for trading on one or more national securities exchanges, the mean of the high and low sales prices on the principal such exchange on the date in question, or, if the Series D Preferred Stock shall not have been traded on such principal exchange on such date, the mean of the high and low sales prices on such principal exchange on the first day prior thereto on which the Series D Preferred Stock was so traded; (ii) if the Series D Preferred Stock is not listed for trading on a national securities exchange but is traded on the over-the-counter market, the mean of the highest and lowest bid prices for the Series D Preferred Stock on the date in question, or, if there are no such bid prices for the Series D Preferred Stock on such date, the mean of the highest and lowest bid prices on the first day prior thereto on which such prices appear; or (iii) such other amount as may be determined by the Compensation Committee by any fair and reasonable means.
     21. Substitution Options. Options may be granted under this Plan from time to time in substitution for stock options held by employees of other corporations who are about to become employees of or affiliated with the Corporation as the result of a merger or consolidation of the employing corporation with the Corporation, or the acquisition by the Corporation or of the assets of the employing corporation, or the acquisition by the Corporation of stock of the employing corporation as the result of which it becomes an Affiliate of the Corporation. The terms and conditions of the substitute Options granted may vary from the terms and conditions set out in this Plan to the extent the Plan Committee (subject to the approval of the Compensation Committee), at the time of grant, may deem appropriate to conform, in whole or in part, to the provisions of the stock options in substitution for which they are granted.
     22. Other Compensation Plans. The adoption of the Plan shall not affect any other stock option, incentive or other compensation or benefit plans in effect for the Corporation, nor shall the Plan preclude the Corporation from establishing any other forms of incentive or other compensation for employees of the Corporation.
     23. Other Options or Awards. The grant of an Option shall not confer upon an employee the right to receive any future or other Options under the Plan, whether or not Options may be granted to similarly situated employees, or the right to receive future Options upon the same terms or conditions as previously granted.
     24. Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.
     25. Governing Law. This Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.
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